UNITED STATES SECURITIES AND EXCHANGE COMMISSION WASHINGTON, DC 20549
FORM 8-K
CURRENT REPORT Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 Date of report (Date of earliest event reported): January 8, 2021 (January 8, 2021)
Humana Inc. (Exact Name of Registrant as Specified in Charter)

Delaware	001-05975	61-0647538
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

500 W. Main Street, Louisville, Kentucky 40202
(Address of Principal Executive Offices, and Zip Code)

(502) 580-1000
Registrant’s Telephone Number, Including Area Code

(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

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☐	Pre-commencement communication pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

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Securities registered pursuant to Section 12(b) of the Act:
Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Humana Common	HUM	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.

Item 7.01 Regulation FD Disclosure.

Members of Humana Inc.’s (the “Company”) senior management team are scheduled to meet with investors and analysts at an industry conference and various other meetings on January 11, 2021. During the conference and meetings, the Company intends to address its prospects and performance. The Company will not opine on any financial results or expectations for 2020 or 2021 at the meetings beyond those listed below since it is in the process of closing its books for 2020. The date and time of presentations to investors are available via the Investor Relations calendar of events on Humana’s web site at www.humana.com, and the Company’s presentation during the conference on January 11, 2021 is expected to be webcast.

Full-Year 2021 Enrollment Projections

Based on final annual enrollment period (“AEP”) results, the Company is increasing its net membership growth estimate for its individual Medicare Advantage products for the year ended December 31, 2021 to a range of 425,000 to 475,000 members from the previous range of 350,000 to 400,000 members. This membership estimate represents expected net membership gains of approximately 11 to 12 percent above the year ended December 31, 2020 membership level of approximately 3.9 million members.  The revised estimate is attributable to better than anticipated sales and member retention estimates.

In addition, the Company is updating its estimate for group Medicare Advantage net membership losses for the same period, now projecting a decrease of approximately 50,000 members year over year, compared to its previous estimate of a loss of approximately 45,000 members. This update results from slightly fewer members expected in a newly acquired large account.

For PDP, the Company now estimates a net membership decline of approximately 300,000 members for the year ended December 31, 2021, compared to its previous estimate of a loss of approximately 350,000 members. The PDP membership losses expected in 2021 are primarily the result of the Walmart Value plan not being the low cost leader in 2021. As previously disclosed, the Walmart Value plan is priced in a similar range to other low premium plans with competitive benefits. However, one plan sponsor is an outlier with an offering priced well below the rest of the market. The revised PDP membership projection is attributable to both better than expected sales and member retention estimates.

Full Year 2020 Adjusted EPS Guidance

For the year ended December 31, 2020, Humana’s management intends to reaffirm its guidance range of $24.70 to $24.95 in diluted earnings per common share (“EPS”), or a range of $18.50 to $18.75 in adjusted earnings per common share (“Adjusted EPS”), in each case for the year ending December 31, 2020 (“FY 2020”). FY 2020 EPS guidance reflects fourth quarter 2020 losses of approximately $2.55 EPS, or approximately $2.40 in Adjusted EPS. This guidance is consistent with the guidance issued in Humana’s press release dated November 3, 2020 and reaffirmed on January 5, 2021.

The Company has included Adjusted EPS in this current report, a financial measure that is not in accordance with Generally Accepted Accounting Principles (“GAAP”). Management believes that this measure, when presented in conjunction with the comparable measure of GAAP EPS, is useful to both management and its investors in analyzing the Company’s ongoing business and operating performance. Consequently, management uses Adjusted EPS as an indicator of the Company’s business performance, as well as for operational planning and decision making purposes. Adjusted EPS should be considered in addition to, but not as a substitute for, or superior to, GAAP EPS. A reconciliation of GAAP EPS to Adjusted EPS follows:

Diluted earnings per common share	FY 2020 Guidance	4Q 2020 Guidance
GAAP	$24.70 - $24.95	($2.55)
Amortization of identifiable intangibles	~0.51	~0.15
Put/call valuation adjustments associated with the Company’s non-consolidating minority interest investments	0.37	-
Change in fair market value of publicly-traded equity securities	(3.73)	-
Receipt of commercial risk corridor receivables previously written off, net	(3.35)	-
Adjusted (non-GAAP) – FY 2020 and 4Q 2020 projected	$18.50 to $18.75	($2.40)

Revenue, Medical Costs and Full Year 2021 Adjusted EPS Guidance Discussion

The Company also intends to reiterate its 2021 Adjusted EPS guidance midpoint representing percentage growth modestly above its targeted long-term EPS growth rate of 11-15 percent, off of the $18.50 2020 baseline, while acknowledging the heightened uncertainty surrounding the ongoing pandemic. In reiterating this guidance range, the Company recognizes that it will take at least several months to both ascertain from CMS the negative impact to 2021 revenue growth expectations resulting from decreased utilization experienced in 2020, including in particular, the unanticipated depression in non-COVID utilization in the final two months of 2020, and the extent to which this reduction in utilization and associated medical cost impact (net of COVID related expenses) persists into 2021.  These offsetting factors continued to evolve in the final months of 2020, as described more fully below.

Beginning in the latter half of November and accelerating throughout the month of December, the Company experienced a significant increase in COVID admissions in nearly all of the markets in which it operates across its Medicare Advantage, Medicaid, and group commercial insurance business lines.  This recent surge in COVID admissions has resulted in an increased estimate of full year 2020 COVID testing and treatment costs, now expected to be approximately $1.5 billion, as compared to the Company’s previous estimate of approximately $1 billion.  The Company has also seen a corresponding decline in non-COVID utilization in all service categories, with Medicare non-COVID utilization currently running approximately 15 percent below normal levels, well below the near baseline levels of utilization witnessed as late as the end of October 2020.

As communicated since the pandemic began, the Company expects a revenue growth headwind in 2021 as a result of the decreased utilization experienced in 2020. While the Company worked tirelessly throughout 2020 to ensure members had access to and were receiving the appropriate level of care, including by significantly increasing in-home and video telehealth clinician visits, the meaningful drop in non-COVID medical utilization in recent months was not anticipated and, as such, the Company will likely experience a greater reduction in expected 2021 revenue growth than previously assumed, which could be material.

However, the Company now also expects that potentially meaningful lower non-COVID medical utilization compared to baseline may continue through at least the first few months of 2021. This is anticipated to result in lower medical costs (net of COVID related expenses) for 2021 than the Company had previously projected, which, like the revenue growth headwind discussed above, could be material.

As utilization levels return to a normal baseline and members engage in more routine non-COVID interactions with their providers, the related revenue impact is expected to normalize for the following plan year.  The Company currently anticipates that utilization will return to baseline levels throughout 2021, assuming successful rollout of COVID-19 vaccines in 2021, resulting in more normalized medical costs and revenue expectations for 2022.

Finally, the Company notes that it faces a headwind resulting from the recent increase to the Physician Fee Schedule rates for 2021, which will be partially offset by the Medicare sequester relief extension through March 31, 2021.  Both of these items resulted from the Bipartisan-Bicameral Omnibus COVID Relief Deal, dated December 20, 2020. The Company’s current estimate of the impact of these items has been contemplated in the FY 2021 Adjusted EPS guidance commentary provided above.

The Company plans to host a conference call and announce its financial results for the fourth quarter and year ended December 31, 2020, as well as provide detailed financial guidance for the year ended December 31, 2021, on Wednesday, February 3, 2021.

Cautionary Statement

This Current Report on Form 8-K includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, generally including the words or phrases like “expects,” “believes,” “anticipates,” “intends,” “likely will result,” “estimates,” “projects” or variations of such words and similar expressions that are intended to identify such forward-looking statements. These forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties, and assumptions, including, among other things, information set forth in the “Risk Factors” section of the Company’s SEC filings.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

HUMANA INC.

BY:	/s/ Cynthia H. Zipperle
Cynthia H. Zipperle
Senior Vice President, Chief Accounting Officer and Controller (Principal Accounting Officer)

Dated: January 8, 2021